Exhibit 10.2

SEPARATION AGREEMENT

Date given to Employee: May 27, 2022

Employment Base: State of Illinois

This Separation Agreement (this “Agreement”) is dated June 15, 2022 for reference purposes only and is made and entered into by and between Michael J. Ragen (“Employee”) and Pactiv LLC (the “Company”) effective as of May 27, 2022. The Company is an indirect subsidiary of Pactiv Evergreen Inc. (“PEI”). PEI and its direct and indirect subsidiaries from time to time are referred to in this Agreement as the “PEI Group”. Each member of the PEI Group is an intended third party beneficiary of the Company under this Agreement with the rights, but not the obligations, of the Company as employer. The Board of Directors of PEI (the “Board”) may elect to exercise certain rights on behalf of the Company or any other member of the PEI Group as provided in this Agreement.

A. Employee and the Company are parties to an Employment Agreement dated as of July 8, 2019 (the “Employment Agreement”). The Employment Agreement includes an accompanying Restrictive Covenant Agreement dated as of July 8, 2019 (the “2019 Restrictive Covenant Agreement”).

B. Employee’s employment with the Company shall terminate effective May 27, 2022 (the “Separation Date”).

C. The parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Employee may have against the Company and otherwise to make provision in connection with Employee’s separation from the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein, the Company and Employee hereby agree as follows:

1.
Definitions. Capitalized terms used in this Agreement will have the same meaning as used in the Employment Agreement unless otherwise defined herein.
2.
Separation Date. In lieu of providing a notice of termination as required under the Employment Agreement, Employee and the Company have agreed that Employee’s employment with the Company will end on the Separation Date (for clarity, Employee is waiving his right to 30 days’ notice of termination under Section 4(c) of the Employment Agreement ). Employee will be deemed to have resigned from any and all offices and positions Employee held with the Company and the other members of the PEI Group, effective on the Separation Date, including as the Chief Financial Officer of PEI. Employee acknowledges that any employment relationship between Employee and the Company and any other members of the PEI Group will end on the Separation Date, and Employee acknowledges that he will have no future employment relationship with the Company or any other member of the PEI Group. In consideration of the compensation and other benefits being granted under this Agreement, Employee waives any and all employment rights that Employee may now have with the Company and any other members of the PEI Group and agrees not to seek reinstatement and that the Company and any other member of the PEI Group shall have no obligation to employ, reemploy, hire, recall, or reinstate Employee in the future. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the CEO or Board of PEI may elect at any time to: (a) place Employee on a paid leave from his employment with the Company prior to the Separation Date and (b) remove Employee from any or all offices and positions held by Employee within the PEI Group prior to the Separation Date.
3.
Benefits Owed. The Company acknowledges its obligation to pay or provide the Accrued Obligations in connection with Employee’s separation from employment.
4.
Restrictive Covenants Agreement. In addition to all of the covenants contained in this Agreement, Employee shall remain bound by the provisions of the Employment Agreement that expressly survive the Separation Date, the 2019 Restrictive Covenants Agreement, as well as the Restrictive Covenants Agreement included as part of Executive’s previous grants of restricted stock units; provided, that each such agreement is hereby amended to replace references to “12 months” or a “12 month period” with references to “18 months” or an “18-month period,” as appropriate (collectively, as so amended, the “Restrictive Covenant Agreement”). If a court of competent jurisdiction determines that Employee has breached or threatened to breach any such covenants (as so amended), the provision of benefits, severance and other consideration under Section 5 below shall cease, and the Company shall have no further obligation at any time to pay any consideration under Section 5 and Employee will repay such amounts paid to Employee from the date of the first breach or threatened breach of any covenant set forth in such agreements other than $100. Notwithstanding anything in this Agreement, the Employment Agreement, the Restrictive Covenant Agreement or otherwise, it is understood that Employee has the right under federal law to certain protections for communicating directly with and providing information to the Company and other members of the PEI Group, Employee’s supervisor, the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental authorities and self-regulatory organizations. As such, nothing in this Agreement or otherwise is intended to prohibit Employee from disclosing this Agreement to, or from communicating directly with or providing information to his supervisor, the SEC or any other such governmental authority or self-regulatory organization. Employee may communicate directly with or provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the SEC or any other such governmental authority or self-regulatory organization without notifying the Company. The Company may not retaliate against Employee for any of these activities, and nothing in this Agreement or otherwise would require Employee to waive any monetary award or other payment that Employee might become entitled to from the Company, the SEC or any other governmental authority.
5.
Severance Payment. In consideration for entering into this Agreement with Company, the Company and PEI will grant Employee the following benefits:
(a)
Severance. In accordance with Section 5(b)(i) of the Employment Agreement, a severance payment (the “Severance Amount”) in the amount of $1,234,800 less any required payroll taxes and other withholding. The Severance Amount shall be paid to Employee in equal installments in accordance with the Company’s normal payroll practices, but in no event less frequently than monthly, over a period of 12 months following the Separation Date (the “Severance Period”); provided, that no amount of the severance shall be payable until the revocation period for the Release described in Section 22(c) shall have expired (and Employee shall not have revoked Employee’s agreements in the Release). Any amount that would have been paid to Employee but for this provision, or Section 20 shall be accrued and paid to Employee on the first payroll date immediately following the expiration of such revocation period or delay period. The Severance Amount is in lieu of, and not in addition to, any severance that might be available to Employee by law, contract, policy, or otherwise, all of which are hereby waived by Employee. If Employee receives any other severance, the Severance Amount shall be reduced by the amount of such other severance.
(b)
Health Care Continuation. In accordance with Section 5(b)(ii) of the Employment Agreement, and subject to Employee timely electing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Employee and Employee’s eligible dependents, if any, shall be reimbursed, on a monthly basis, for the costs of continued participation in the Company’s health plan (the “Health Plan”), as in effect from time to time, and subject to the rules thereof (including any requirement to make contributions or pay premiums, except that Employee shall contribute or pay on an after-tax basis) for the twelve-month period following the Separation Date. If the provision to Employee of the insurance coverage described in this paragraph would either: (A) violate the terms of the Health Plan (or any related insurance policies), or (B) violate any of the nondiscrimination requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to the health insurance coverage, then the Company, in its sole discretion, may elect to pay Employee, in lieu of the health insurance coverage described under this paragraph, a lump-sum cash payment equal to the cost of COBRA continuation coverage that would have been paid by the Company for Employee under the Health Plan.
(c)
Additional Consideration. In addition to the amounts set forth above, the Company agrees to provide the following additional payments and benefits, which Employee acknowledges and agrees is in addition to any amounts Employee is owed pursuant to any existing contract or arrangement:
(i)
$150,624.66, payable in cash, less any required payroll taxes or other withholding, in the same manner, at the same times and subject to the same conditions as the Severance Amount.
(ii)
The Company shall pay Employee the amount to which he would have been entitled for 2022 under Pactiv LLC’s 2020 cash long-term incentive plan (which is currently expected to be $293,020) as if he were still employed by the Company at the time that payments are made thereunder to other eligible employees of the Company.

(iii)
The Compensation Committee of the Board, by virtue of its approval of this Agreement, in its capacity as Administrator of PEI’s Equity Incentive Plan (the “Plan”), hereby modifies the terms pursuant to which the restricted stock units of PEI set forth on Exhibit A of this Agreement (the “Retained RSUs”) were granted to Employee to (x) remove the condition that Employee not experience a Termination of Service (as defined in the Plan) before any applicable vesting date, such that, notwithstanding the termination of his employment on the Separation Date, and except as otherwise set forth in clause (y), Employee shall receive the Retained RSUs on the dates on which such Retained RSUs would have been settled absent such Termination of Service in accordance with the terms of the applicable grant document with respect to the Retained RSUs and (y) revise the settlement date of the Retained RSUs to mitigate potential concerns under Code Section 409A as permitted under the Plan and the applicable award agreements, in each case as more specifically set forth on Exhibit A. Any equity grants to Employee that are not reflected on Exhibit A of this Agreement, and therefore are not Retained RSUs, including but not limited to any performance share units of PEI that may have been granted to Employee, shall be deemed to have been forfeited as of the Separation Date and Employee shall have no entitlement thereto.

Any consideration under this Section 5 is conditioned upon: (i) Employee signing and not revoking this Agreement as provided in Sections 22 and 23, (ii) Employee signing, delivering to the Company and not revoking the reaffirmation of the release in the form Attachment 1 (the “Reaffirmation”) within 21 days following the Separation Date, and (iii) Employee complying with all obligations under this Agreement, the Employment Agreement and the Restrictive Covenant Agreement.

6.
Payments. Employee acknowledges the payments and benefits specified in Section 4 and Section 5 are in full and complete satisfaction of all of the Company’s (and any of its affiliated entities’, including any PEI Group member’s) obligations under any contract, agreement, arrangement, policy, plan, practice, including, to the extent applicable, the Employment Agreement and the Plan, and otherwise at law, and that this amount paid is in lieu of any claim for salary, bonus (including any claim for an incentive award, including equity awards, for which employee may have been eligible), retention payments, transaction success payments, holiday pay, vacation, vacation pay, severance pay, life insurance, medical coverage, or any claim for payment or benefit not specifically mentioned in this Agreement. Except for any other obligations expressly set forth in this Agreement, the Company (and any of its affiliated entities, including any PEI Group member) will make no further payments to Employee, or make any payments or contributions on behalf of Employee, for salary, insurance, pension or any other compensation or benefits. Notwithstanding the foregoing, nothing in this Agreement affects or limits the Company’s or any of its affiliates’ (including any PEI Group member’s) obligations to Employee under any indemnification agreements, by-laws, directors’ and officers’ insurance policies, or any similar agreements or policies related to Employee’s service as an officer, director or employee of Company or any of its affiliates prior to the Separation Date (collectively, the “Indemnification Obligations”).

7.
General Release. EMPLOYEE HEREBY RELEASES, WAIVES, AND FOREVER DISCHARGES THE COMPANY AND EACH MEMBER OF THE PEI GROUP AND ANY AND ALL OF THEIR RESPECTIVE PAST OR PRESENT PREDECESSORS, SUCCESSORS, JOINT VENTURERS, SUBSIDIARIES, PARENTS, AND RELATED OR AFFILIATED ENTITIES, AND ANY AND ALL OF THEIR RESPECTIVE PAST OR PRESENT OFFICERS, MEMBERS, DIRECTORS, STOCKHOLDERS, OWNERS, ASSIGNS, INSURERS PARTNERS, AGENTS, ATTORNEYS, REPRESENTATIVES, EMPLOYEES, EMPLOYEE BENEFIT PROGRAMS (AND THE TRUSTEES, ADMINISTRATORS, FIDUCIARIES, AND INSURERS OF SUCH PROGRAMS), AND ANY OTHER PERSONS ACTING BY, THROUGH, UNDER OR IN CONCERT WITH ANY OF THE PERSONS OR ENTITIES LISTED IN THIS SECTION, AND THEIR SUCCESSORS (ALL COLLECTIVELY, THE “RELEASED PARTIES”), FROM ANY AND ALL MANNER OF ACTIONS, CAUSES OF ACTIONS, DEMANDS, CLAIMS, AGREEMENTS, PROMISES, DEBTS, LIABILITIES, LAWSUITS (INCLUDING CLAIMS FOR ATTORNEYS’ FEES, COSTS, BACK PAY, FRONT PAY, PUNITIVE DAMAGES, AND/OR COMPENSATORY DAMAGES), CONTROVERSIES, COSTS, EXPENSES AND FEES WHATSOEVER, WHETHER ARISING IN CONTRACT, TORT OR ANY OTHER THEORY OF ACTION, WHETHER ARISING IN LAW OR EQUITY, WHETHER KNOWN OR UNKNOWN, ASSERTED OR UNASSERTED, FROM THE BEGINNING OF TIME UP TO AND INCLUDING THE DATE OF THIS AGREEMENT (COLLECTIVELY, “CLAIMS”), EXCEPT FOR THOSE OBLIGATIONS CREATED BY OR ARISING OUT OF THIS AGREEMENT AND THOSE OBLIGATIONS SPECIFICALLY EXCLUDED UNDER THIS AGREEMENT. EMPLOYEE EXPRESSLY WAIVES THE BENEFIT OF ANY STATUTE OR RULE OF LAW WHICH, IF APPLIED TO THIS AGREEMENT, WOULD OTHERWISE PRECLUDE FROM ITS BINDING EFFECT ANY CLAIM AGAINST ANY RELEASED PARTY NOT NOW KNOWN BY EMPLOYEE TO EXIST. EXCEPT AS NECESSARY FOR EMPLOYEE TO ENFORCE THIS AGREEMENT, THIS AGREEMENT IS INTENDED TO BE A GENERAL RELEASE THAT BARS ALL CLAIMS. IF EMPLOYEE COMMENCES OR CONTINUES ANY CLAIM IN VIOLATION OF THIS AGREEMENT, ANY RELEASED PARTY AGAINST WHICH SUCH CLAIM IS MADE MAY ASSERT THIS AGREEMENT AS A BAR TO SUCH ACTION OR PROCEEDING. EMPLOYEE IS NOT, HOWEVER, WAIVING ANY RIGHT OR CLAIM THAT FIRST ARISES AFTER THE DATE THIS AGREEMENT IS EXECUTED.

Without in any way limiting the generality of the foregoing, this Agreement constitutes a full release and disclaimer of any and all Claims arising out of or relating in any way to Employee’s employment, continued employment, retirement, resignation, or termination of employment with the Company (and any of its affiliated entities, including any member of the PEI Group), whether arising under or out of a statute including, but not limited to, the Reconstruction-Era Civil Rights Acts, as amended, 42 U.S.C. §§ 1981 to 1988; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act of 1990, 29 U.S.C. § 621 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Immigration Reform and Control Act, 8 U.S.C. § 1324b; the National Labor Relations Act, 29 U.S.C. §§ 151-169; the Employee Retirement Income Security Act of 1974, 29 U.S.C. Ch. 18; the

Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 to 2109; the Americans With Disabilities Act of 1990 and the Americans with Disabilities Act Amendments Act of 2008, 42 U.S.C. § 12101 et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq.; the Employee Polygraph Protection Act, 29 U.S.C. § 2001 et seq.; the Genetic Information Non-Discrimination Act, 42 U.S.C. §§ 2000ff et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Illinois Human Rights Act, as amended (if applicable), 775 ILCS § 5; the Victims’ Economic Security and Safety Act, 820 ILCS § 180; the Illinois Wage Payment and Collection Act, 820 ILCS § 115; the Illinois Right to Privacy in the Workplace Act, 820 ILCS § 55; the Illinois Equal Pay Act of 2003, 820 ILCS § 112; the Illinois Equal Wage Act, 820 ILCS § 110; the Illinois Wages for Women and Minors Act, 820 ILCS § 125; the Illinois Religious Freedom Restoration Act, 775 ILCS § 35; the Illinois Personnel Records Review Act, 820 ILCS § 40; the Illinois One Day Rest in Seven Act, 820 ILCS § 140; the Illinois Minimum Wage Law, 820 ILCS § 105; the Illinois Whistleblower Act, 740 ILCS § 174; the Illinois Worker Adjustment and Retraining Notification Act, 820 ILCS § 65; any and all claims under the Illinois Constitution; and any other federal, state, county, municipal or local statute, ordinance or regulation, all as may be amended from time to time, any collective bargaining agreement, or common law claims or causes of action in each case relating to alleged discrimination, harassment, retaliation (including whistleblower-type claims), breach of express or implied contract, violations of public policy, promissory estoppel, breach of good faith and fair dealing, wrongful or retaliatory discharge, fraud, negligent misrepresentation, infliction of emotional distress, assault and/or battery, defamation, loss of consortium, or any other tortious action, inaction, or interference of any sort, defamation, libel, slander, personal or business injury, including attorneys’ fees and costs, all claims for salary, bonus, vacation pay, and reimbursement for expenses. Except as set forth in Section 7(c) below, Employee specifically waives the right to recover in Employee’s own lawsuit as well as the right to recover in a suit brought by any other entity on Employee’s own behalf. To the extent applicable, the parties agree to waive the requirements of Illinois statute 735 ILCS 5/2 2301.

8.
Covenant Not to Sue.
(a)
A “covenant not to sue” is a legal term which means a promise not to file a lawsuit in court. It is different from the release of claims provided for in Section 6 above. In addition to waiving and releasing the claims provided for in Section 6 above, in consideration for the promises set forth in this Agreement, and to the extent permitted by law, Employee covenants that he will not file, commence, institute, or prosecute any lawsuits, class actions, complaints by himself or collectively in any state or federal court, against the Company or any of the Released Parties based on, arising out of, or connected with any of the claims released by Employee under this Agreement.
(b)
If Employee breaches the covenant contained in Section 7(a), provision of the benefits under Section 4 above shall cease, and the Company shall have no further obligation at any time to provide benefits. In addition, if Employee breaches the covenant contained in Section 7(a), Employee shall indemnify the Company and any of the Released Parties for all damages, costs and expenses, including, without limitation, legal fees, incurred by the Company or any of the Released Parties in defending, participating in, or investigating any matter or proceeding covered by this Section 7(b).

(c)
Notwithstanding this Covenant Not to Sue, Employee retains the right: (i) to cooperate, participate in or assist in any governmental or regulatory entity investigation or proceeding; (ii) to report any allegations of unlawful conduct to federal, state, or local officials for investigation including, but not limited to, alleged criminal conduct or “unlawful employment practices” as that term is defined in the Illinois Workplace Transparency Act, 820 ILCS 96/1-15; (iii) to make truthful statements and testify truthfully in any government agency or court proceeding; and (iv) to file a claim or charge with the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board, or any other, similar federal, state, or local agency dealing with employee rights. However, under this Covenant Not to Sue, Employee will no longer have a right to recover any equitable or monetary relief from the Released Parties in any claim, action, or suit against the Released Parties which is brought by or through any federal, state, or local agency, or anyone else representing or purporting to represent Employee’s interests, except with respect to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002.
(d)
Nothing in this Section 7 bars Employee from filing suit to enforce this Agreement or the Indemnification Obligations.
9.
No Assignment of Claims. Employee represents that Employee has neither assigned or transferred nor purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein.
10.
Assistance Upon Request. Employee shall provide accurate information or testimony or both in connection with any legal matters as may be reasonably requested by the Company or the Board, but Employee shall not disclose or discuss with anyone who is not directing or assisting in any investigation or case involving the Company or any other member of the PEI Group, other than an attorney representing the Company and another member of the PEI Group, the fact of or the subject matter of any investigation, except as required by law. The Company or any other member of the PEI Group requesting assistance from Employee shall reasonably accommodate Employee’s schedule so that Employee may assist the Company or any other member of the PEI Group after Employee’s Separation Date. The Company or any other member of the PEI Group requesting assistance from Employee shall reimburse Employee for all reasonable expenses incurred in connection with such accommodation. Employee shall also provide all business-related information and reasonable assistance to the Company and any other member of the PEI Group following Employee’s Separation Date as reasonably requested by the Company or the Board.
11.
Non-Disparagement. Except as provided for in the whistleblower protections set forth in Sections 4, and 7 above, and as otherwise set forth in Section 8(c) above, Employee shall not disparage, place in a false or negative light or criticize, or make any false statements that may damage the reputation of, orally or in writing, the Company or any member of the PEI Group, any of the Released Parties, their business practices, products, policies, services, decisions, directors, officers, employees, agents, representatives, advisors or any other entity or person covered by this Agreement.
12.
Company Property and Expenses. Employee shall, within seven days of the Separation Date, do the following:
(a)
Return all Company property (and any of its affiliated entities’ property, including that of any member of the PEI Group), including, but not limited to, Proprietary Information, keys, office passes, credit cards, computers, computer diskettes, electronic files and documents, however stored, mobile phones, memoranda, manuals, customer and price lists, marketing and sales plans, office equipment, fax machines, mobile telephones, sales records, strategic planning documents, business records and any other materials and information obtained during Employee’s employment with the Company.
(b)
Submit all outstanding expenses and clear all personal advances and loans. Employee acknowledges that any amounts unaccounted for and due to the Company will be deducted from the payments provided for in Section 5.
13.
Non-Admissions. Employee and the Company acknowledge that nothing in this Agreement is meant to suggest or imply that the Company or any other Released Party has violated any law or contract or otherwise engaged in any wrongdoing of any kind. This Agreement is entered into merely to resolve any differences between the parties amicably and without the necessity or expense of litigation.
14.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors, heirs, assigns, administrators, executors and legal representatives of the parties and other entities described in this Agreement.
15.
Consequences of Breach. The parties acknowledge that actual damages incurred as a result of a breach of this Agreement may be difficult to measure. Therefore, in addition to any other remedies, equitable relief will be available in the case of a breach of this Agreement. Also, in addition to any other remedies, in the event of a breach of this Agreement by Employee, including but not limited to Employee’s breach of the provisions contained in in the Restrictive Covenants Agreement or Sections 11 or 12 above:
(a)
The Company may elect to suspend or terminate payment of any or all of the consideration provided for in Section 5 of this Agreement except that Employee shall receive and may retain at least $100 of such consideration;
(b)
The Company may require the forfeiture of any Retained RSUs that have not been settled and paid to Employee and, or any Retained RSUs that have been so settled, the repayment of the value of such Retained RSUs as of the settlement date thereof; and
(c)
The Company may elect to require Employee to repay to the Company all but $100 of the payments and benefits received by Employee pursuant to Section 5 of this Agreement.

Employee acknowledges that (i) the actual damages of the Company may be extremely difficult to ascertain with precision in the event of a breach by Employee of this Agreement, (ii) the suspension, termination and repayment of all but $100 of the consideration received by Employee pursuant to Section 5 of this Agreement will represent a reasonable approximation of the actual damages that the Company will incur in the event such a breach by Employee and (iii) the Company’s election to suspend, terminate or require repayment of all but $100 of the consideration received by Employee pursuant to Section 5 of this Agreement will be intended as, and will represent, lawful liquidated damages and not an unlawful penalty. Notwithstanding the foregoing, the Company shall provide Employee notice and a reasonable opportunity to cure any alleged breach of this Agreement, but the Company will not be required to provide Employee more than ten (10) days to cure any such alleged breach under any circumstance. Unless the Company elects liquidated damages as provided above, nothing in this provision shall prevent either party from seeking other forms of damages caused by a breach.

16.
Employee Representations. Unless expressly stated herein, Employee is unaware of any actions by the Company or any of the Released Parties up through and including the Separation Date that evidences: (i) any inappropriate, discriminatory, unlawful, unethical, or retaliatory conduct of any kind whatsoever against or relating to Employee (“Inappropriate Conduct”), or (ii) any failure of the Company to reasonably investigate or respond to any complaint that Employee has made about Inappropriate Conduct. In addition, Employee acknowledges that Employee has not suffered any on-the-job injury for which Employee has not already filed a claim. The Company may require Employee to update these representations on or following the Separation Date.
17.
Severability. In the event that any condition or provision in any Section of this Agreement shall be held by a court of competent jurisdiction from which there is no appeal to be invalid, illegal or contrary to public policy and incapable of being modified, this Agreement shall be construed as though such provision or condition did not appear therein and the remaining provisions of this Agreement shall continue to full force and effect.
18.
Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Chicago, Illinois in accordance with the JAMS Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. If any person or entity other than Employee or the Company is a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 18 shall be specifically enforceable. Notwithstanding the foregoing, this Section 18 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided, however, that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 18. Further notwithstanding the foregoing, this Section 18 shall not limit the Company’s ability to terminate Employee’s employment at any time.

19.
Governing Law/Agreed Venue. This Agreement is made and entered into in the State of Illinois and in all respects the rights and obligations of the parties will be interpreted, enforced and governed in accordance with the laws of the State of Illinois without regard to the principles of conflict of laws. Subject to Section 18 hereof, any and all lawsuits, legal actions or proceedings against either party arising out of this Agreement will be brought in the Illinois state or federal court of competent jurisdiction sitting nearest to Lake County, Illinois, and each party hereby submits to and accepts the exclusive jurisdiction of such court (and any appellate courts therefrom) for the purpose of such suit, legal action or proceeding. Each party hereby irrevocably waives any objection it may now have or hereinafter have to this choice of venue of any suit, legal action, or proceedings in any such court and further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inappropriate forum.
20.
Duty to Cooperate. The parties shall cooperate fully to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Agreement that are not inconsistent with its terms.
21.
Tax Matters. The Company, its subsidiaries and affiliates may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes or social security charges as may be required to be withheld pursuant to any applicable law or regulation. Employee acknowledges and agrees that, as a “specified employee” (as such term is defined under Section 409A(a)(2)(B)(i) of the Code, a portion of the payments and/or benefits that Employee may receive under this Agreement may be subject to additional tax under Section 409A(a)(1)(B) of the Code unless the commencement of such payments and/or benefits will be delayed until the earlier of (x) the date that is six months following the Separation Date or (y) the date of Employee’s death. Each payment under this Agreement as a result of the separation of Employee’s service shall be considered a separate payment for purposes of Section 409A of the Code. None of the Company, its subsidiaries or affiliates guarantees any tax result with respect to any payments or benefits provided hereunder. Executive is responsible for all taxes owed with respect to all such payments and benefits.
22.
Entire Agreement. This Agreement, along with the Employee Agreement, the grant materials related to the Retained RSUs and the Restrictive Covenant Agreement, contains the entire agreement between Employee and the Company and it fully supersedes any and all prior agreements and understandings between Employee and any of the Released Parties, except for any earlier restrictive covenant, nondisclosure, noncompetition, or confidentiality agreements, or any combination of these items, and for the Indemnification Obligations, all of which are expressly not superseded but instead remain fully valid. Employee acknowledges that no representations, promises, agreements or inducements (whether written or oral) have been made to Employee which are not stated in this Agreement and that Employee’s execution of this Agreement is not based on any representation, promise, agreement or inducement which is not contained in this Agreement. This Agreement will not be modified or altered except by a subsequent written agreement signed by the parties.
23.
Consideration of Agreement and Revocation Period.

(a)
ADEA Release Requirements Satisfied: Employee acknowledges that this Agreement satisfies all applicable legal requirements to validly release any Claims (including Claims arising under the Age Discrimination in Employment Act, as amended (the “ADEA”). These requirements are that (i) Employee voluntarily entered into this Agreement with full knowledge of its terms (i.e., free from fraud, duress, coercion or mistake of fact); (ii) this Agreement is in writing and fully comprehensible and understandable to Employee; (iii) this Agreement explicitly waives current ADEA claims; (iv) this Agreement does not waive future ADEA claims; (v) the Severance Amount constitutes money to which Employee would not be entitled in the absence of him entering into this Agreement; (vi) the Company provided Employee with at least 21 days in which to decide whether to enter into this Agreement; and (viii) the Company provided Employee with at least seven days within which to revoke this Agreement after signing it.
(b)
Consideration Period: Employee acknowledges that, before signing this Agreement, he was allowed at least 21 days in which to consider this Agreement. Employee waives any right to additional time within which to consider this Agreement. Employee further acknowledges that: (i) he took advantage of the time he was given to consider this Agreement before signing it; (ii) he carefully read this Agreement; (iii) he fully understands it; (iv) he is entering into it voluntarily; (v) he will receive the Severance Amount in exchange for her execution of this Agreement, which he would not otherwise be entitled to receive; and (vi) the Company, in writing, encouraged Employee to discuss this Agreement with an attorney (at his own expense) before signing it, and that Employee did so to the extent he deemed appropriate.
(c)
Revocation Period: Employee further understands that he may revoke this Agreement within seven (7) days after signing it. In order for any revocation to be effective, Employee must deliver by email or overnight delivery to JD Bowlin, Chief HR Officer, Pactiv Evergreen Inc., 1900 W. Field Court, Lake Forest, IL 60045 by 5:00 PM, Chicago time on the seventh day following the date on which he signs the Agreement, a written statement signed by Employee indicating that Employee wishes to revoke this Agreement. Employee and the Company understand this Agreement will not become enforceable or effective until the revocation period has expired without revocation by Employee and both parties have executed this Agreement. Employee expressly acknowledges and understands that the Company will not be obligated to take any of the actions described in this Agreement unless and until this Agreement becomes enforceable and effective. In the event Employee exercises Employee’s right to revoke this Agreement, all obligations of the Company under this Agreement will immediately cease. If Employee declines to accept this Agreement, delivery of this Agreement to Employee will serve as the Company’s notice of termination without cause to Employee under the Employment Agreement.
24.
Effective Date. This Agreement will not become effective until the eighth day after Employee executes this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date or dates set forth below.

EMPLOYEE:

/s/ Michael J. Ragen
Michael J. Ragen

Date: 15 June 2022

EMPLOYER:

Pactiv LLC

By: /s/ J.D. Bowlin

Name: J.D. Bowlin

Title: Chief Human Resources Officer

Date: 15 June 2022

Exhibit A

Retained RSUs

Grant Date	Number of RSUs	Settlement Date
September 21, 2020	11,667	December 15, 2022*
September 21, 2020	11,667	March 2, 2023*
Total:	23,334	N/A

* Settlement dates modified to mitigate concerns under Code Section 409A pursuant to the Plan and the applicable award agreements.

Attachment 1

Reaffirmation

This page represents your reaffirmation of the commitments set forth in the Separation Agreement from Pactiv LLC dated for reference and delivered to you on May 26, 2022 the (“Separation Agreement”) from the date you signed the Separation Agreement through the date that you sign this Reaffirmation, and you hereby agree that the release of claims pursuant to Section 7 of the Separation Agreement extends to cover any act, omission or occurrence occurring up to and including the date you sign this Reaffirmation. You will have seven (7) days following your execution of this Reaffirmation to revoke your signature by notifying, in writing, to the Chief Human Resources Officer of Pactiv Evergreen Inc., of this fact within such seven (7) day period. If you revoke your signature on this Reaffirmation, you will forego all benefits in the Separation Agreement other than payment to you of $100.

I ratify and reaffirm the commitments set forth in the Separation Agreement:

By:_______________

Michael J. Ragen

Date: [DATE]

By: Name: Title: